Exhibit 99.1

Kips Bay Medical Provides Business Update

and Reports Third Quarter 2013 Results

Minneapolis, MN, November 7, 2013 (BUSINESS WIRE)—Kips Bay Medical, Inc. (NASDAQ: KIPS), a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, eSVS® Mesh, for use in coronary artery bypass grafting surgery, today  provided a business update and announced financial results for its third quarter ended September 28, 2013.

Clinical and Operations Update

Kips Bay continues to be well received at cardiovascular surgical meetings around the world. During the third quarter, the Company attended and participated in three major European medical congresses.  Manny Villafaña, Kips Bay’s Founder, Chairman and Chief Executive Officer, was invited to serve as a faculty member for the 23rd World Congress of the World Society of Cardio-Thoracic Surgeons (WSCTS) congress in Croatia. Kips Bay convened a dinner symposium at the 27th Annual Meeting of the European Association of Cardio-Thoracic Surgeons (EACTS) in Austria.  The Company also participated in the 10th International Congress On Coronary Artery Disease in Italy. Kips Bay is pleased with both the number and quality of presentations being made by doctors, using its eSVS® Mesh, at symposia such as these and remains encouraged by the general quality of the preliminary data contained in the single center experiences being presented.

Management believes that early clinical experiences presented by various cardiac surgeons and the Company’s focus on expanded training for the cardiac surgery support team in those accounts where the Company has already established a presence and a surgical champion, is the best way to drive adoption for the eSVS Mesh while the Company continues to pursue U.S. regulatory approval.

As previously announced, Kips Bay expanded and strengthened its sales and marketing team during the third quarter by hiring Chris Borg as Director of International Sales and Ray Holloway as Director of Sales and Marketing. Both of these individuals bring to Kips Bay significant sales and marketing experience with other similar medical device companies, including successfully building the sales of new medical device technologies.

FDA Update

Enrollments and site activations continue in the Kips Bay eMESH I clinical feasibility trial.  The Royal Brompton Hospital, London, England, an internationally recognized cardiac research center, became the newest study site enrolling its first patient in October.   As of November 1, 2013, eight sites in Europe and four sites in the United States have enrolled or are recruiting patients for the trial.  Kips Bay is also in the process of adding up to two additional international sites going forward.  As of November 1, 2013, 43 patients have been enrolled in the eMESH I clinical feasibility trial, up from 29 patients as of the date of the Company’s second quarter earnings press release.  Based upon initial discussions with the U.S. Food and Drug Administration (FDA), the Company has implemented a modification to the study protocol allowing the enrollment of patients with only one qualifying graft.   The intent of this modification is to increase enrollments in the trial.  During the third quarter, the first two European sites received their internal approvals and began enrolling patients with one qualifying graft.  The Company hopes to obtain approval of this modification for the remaining European sites and from the FDA before year-end.

The eMESH I clinical feasibility trial is a multi-center, randomized study of external saphenous vein graft (SVG) support using the Company’s eSVS Mesh in coronary artery bypass grafting (CABG) surgery for the FDA.   The objective of the eMESH I clinical feasibility trial is to demonstrate the initial safety and performance of the Company’s eSVS Mesh for use as an external SVG support device during CABG surgery.  If this trial is successful, the Company intends to use the data from this study as the basis for the filing of a request for an investigational device exemption (IDE) to perform a larger pivotal study which is required to demonstrate clinical effectiveness and support a premarket approval application (PMA) filing with the FDA seeking approval to sell the eSVS Mesh in the United States.

Financial Results

Net sales in the third quarter of 2013 were $13,000, down from $89,000 in the third quarter of 2012. Gross profit was $6,000 and $52,000 in the third quarters of 2013 and 2012, respectively.  Net loss in the third quarter of 2013 was $1.6 million, or $0.06 per diluted share, compared to a net loss of $1.4 million, or $0.08 per diluted share, in the third quarter of 2012.  Net sales for the first nine months of 2013 and 2012 were $89,000 and $200,000, respectively, and the Company’s gross margin decreased to 52.8% from 56.5%, respectively.  The net loss for the first nine months of 2013 was $4.5 million, or $0.17 per diluted share, compared to a net loss of $4.1 million, or $0.25 per diluted share, for the first nine months of 2012.  These decreases in net sales during the third quarter and for the nine months ended September 28, 2013 reflect the negative impact of limited reimbursements and/or budgets available to hospitals, the limited amount of clinical data on the performance of the eSVS Mesh and the continuing effects of economic difficulties in certain European countries.  Research and development expenses increased 24.3% from $676,000 in the third quarter of 2012 to $840,000 in the third quarter of 2013. Research and development expenses increased 26.1% from $1.8 million in the nine months ended September 29, 2012 to $2.3 million in the nine months ended September 28, 2013. These increases were driven primarily by increased enrollments and number of study sites in the eMESH I feasibility trial.

Balance Sheet and Cash Flow

Total cash, cash equivalents and short-term investments at September 28, 2013 were $6.2 million compared to $10.4 million at December 31, 2012, consistent with the Company’s anticipated burn rate for 2013. Total current assets decreased to $7.2 million at September 28, 2013 from $11.4 million at December 31, 2012. These decreases were driven primarily by the use of cash to fund operations during the first nine months of 2013, and the payment of approximately $400,000 of costs related to the Company’s December 2012 public offering of common stock.

Current liabilities decreased from $788,000 as of December 31, 2012 to $393,000 as of September 28, 2013. This decrease is attributable primarily to the payment of costs accrued at year end related to the Company’s December 2012 public offering of common stock, partially offset by increased costs accrued for the eMESH I feasibility trial.

Cash used in operations increased from $3.6 million in the first nine months of 2012 to $4.3 million in the first nine months of 2013 primarily as a result of the increase in net loss during the current year period and the payment of $400,000 of costs related to the Company’s December 2012 public offering.

Looking Ahead

Sales, general and administrative expenses are expected to increase slightly as the Company continues to pursue its international sales and marketing activities.  Research and development expenses are expected to increase as clinical study related activities increase.  The Company’s ability to maintain and improve margins is primarily dependent upon the volume of sales and pricing of the eSVS Mesh as negotiated between the Company and its international distributors.

About the eSVS Mesh

The eSVS Mesh is designed to be fitted like a sleeve on the outside of saphenous vein grafts to strengthen SVGs used in coronary artery bypass graft surgery.  By strengthening the SVG and preventing the damaging expansion of the vein graft, the Company hopes to reduce or prevent the resulting injury which can lead to SVG failure and potentially costly and complicated re-interventions for patients undergoing CABG surgery. To strengthen an SVG, the eSVS Mesh is manufactured from nitinol wire which gives the eSVS Mesh considerable strength, while remaining highly flexible and kink-resistant.  Kips Bay is currently conducting a feasibility trial for the FDA, the objective of which is to demonstrate the initial safety and performance of the eSVS Mesh. Kips Bay expects to enroll 80 - 120 patients at ten international and four U.S. sites and further expects to use the data from this study as the basis for the filing of a request for an investigational device exemption (“IDE”) to perform a larger pivotal study which is required to demonstrate clinical effectiveness and support a request for approval to sell the eSVS Mesh in the United States.  Additional information about the eSVS Mesh and the Company’s feasibility trial are available at the Company’s website at www.KipsBayMedical.com and in the Company’s most recent annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

About Kips Bay Medical

Kips Bay Medical, Inc. is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, the eSVS Mesh, for use in coronary artery bypass grafting surgery.  Kips Bay originally acquired the eSVS Mesh technology from Medtronic, Inc. in 2007.  Additional information about Kips Bay is available at the Company’s website at www.KipsBayMedical.com.

Conference Call

Kips Bay will host a conference call today at 9:00 a.m. Eastern Time / 8:00 a.m. Central Time to discuss its operating and financial results for the third quarter ended September 28, 2013. The conference call will be available to interested parties through a live audio webcast available through the Company’s website at www.KipsBayMedical.com (click on the link in the Investors section).  Those without internet access or those participants who wish to take part in the question-and-answer portion of the call may join the call from within the U.S. by dialing 888-680-0869; outside the U.S. dial 617-213-4854.  The access code for all callers is 92663557.

A telephone replay will be available beginning at 1:00 p.m. Central Time on November 7, 2013 and ending at 11:59 p.m. on November 14, 2013 by dialing 888-286-8010 for domestic participants and 617-801-6888 for international participants. The replay access code for all callers is 61256603.  For those who are not available to listen to the live webcast, the call will be archived for at least one year on Kips Bay’s website.

Forward-Looking Statements Safe Harbor

Statements contained in this release that relate to future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “continues”, “expects,” “intends,” “should,” “will,” “may,” “believes,” “could,” “hopes,” “objective,” “looking ahead,” “future,”  other words of similar meaning or the use of future dates. Examples of forward-looking statements in this release include Kips Bay’s expectations regarding enrollments, site activations and other aspects of its eMESH I clinical feasibility trial; expected sales, general and administrative expenses and research and development expenses; and the safety, performance and benefits of the eSVS Mesh.  Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Kips Bay’s actual results to be materially different than those expressed in or implied by Kips Bay’s forward-looking statements. For Kips Bay, such uncertainties and risks include, among others, the status of the eMESH I clinical feasibility trial, including enrollment, completion and the results; Kips Bay’s future operating results and financial performance; market size and market acceptance of the eSVS Mesh technology; the ability of Kips Bay and its distributors to commercialize and sell the eSVS Mesh in Europe; its ability to obtain coverage and reimbursement from third-party payors for the eSVS Mesh technology and the extent of such coverage;  the development of its distribution and marketing capabilities; and its ability to attract and retain scientific, regulatory, and sales and marketing support personnel. More detailed information on these and other factors that could affect Kips Bay’s actual results are described in Kips Bay’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Kips Bay undertakes no obligation to update its forward-looking statements.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer,  +1-763-235-3540

Email:  Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Comprehensive Loss (unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 28, 2013	September 29, 2012	Percent Change	September 28, 2013	September 29, 2012	Percent Change
Net sales	$13	$89	(85.4)%	$89	$200	(55.5)%
Cost of sales	(7)	(37)	(81.1)	(42)	(87)	(51.7)
Gross profit	6	52	(88.5)	47	113	(58.4)
Operating expenses:
Research and development	840	676	24.3	2,302	1,825	26.1
Selling, general and administrative	736	745	(1.2)	2,283	2,320	(1.6)
Total operating expenses	1,576	1,421	10.9	4,585	4,145	10.6
Other income:
Interest income	4	4	—	12	13	(7.7)
Net loss	$(1,566)	$(1,365)	14.7	$(4,526)	$(4,019)	12.6
Basic and diluted net loss per share	$(0.06)	$(0.08)	25.0	$(0.17)	$(0.25)	32.0
Weighted average shares outstanding—basic and diluted	26,979,079	16,345,579	65.1	26,888,695	16,310,967	64.9

Comprehensive loss	$(1,563)	$(1,364)	14.6%	$(4,526)	$(4,016)	12.7%

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(Dollars in thousands, except per share amounts)

	September 28, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,955	$9,403
Short-term investments	4,277	947
Accounts receivable	13	31
Inventories	820	915
Prepaid expenses and other current assets	163	103
Total current assets	7,228	11,399
Property and equipment, net	414	457
Total assets	$7,642	$11,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24	$333
Accrued liabilities	369	455
Total current liabilities	393	788

Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of June 29, 2013 and December 31, 2012, respectively	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 26,979,079 and 26,346,079 issued and outstanding as of June 29, 2013 and December 31, 2012	270	263
Additional paid-in capital	41,355	40,655
Accumulated other comprehensive loss	—	—
Accumulated deficit	(34,376)	(29,850)
Total stockholders’ equity	7,249	11,068
Total liabilities and stockholders’ equity	$7,642	$11,856

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(Dollars in thousands)

	Nine Months Ended
	September 28, 2013	September 29, 2012
Cash flows from operating activities:
Net loss	$(4,526)	$(4,019)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	41	82
Stock-based compensation	431	457
Amortization of premium on short-term investments	62	68
Other	17	16
Changes in operating assets and liabilities:
Accounts receivable	18	(14)
Inventories	95	(58)
Prepaid expenses and other current assets	(60)	(256)
Accounts payable	(309)	93
Accrued liabilities	(86)	74
Net cash used in operating activities	(4,317)	(3,557)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	2,233	4,544
Purchases of short-term investments	(5,625)	(4,525)
Purchase of property and equipment	(17)	(83)
Proceeds from the sale of property and equipment	—	2
Net cash used in investing activities	(3,407)	(62)
Cash flows from financing activities:
Proceeds from sale of common stock in a public offering, net of related costs of $33	276	—
Proceeds from sale of common stock under common stock purchase agreement, net of related costs of $4	—	135
Net cash provided by financing activities	276	135
Net decrease in cash and cash equivalents	(7,448)	(3,484)
Cash and cash equivalents at beginning of period	9,403	6,211
Cash and cash equivalents at end of period	$1,955	$2,727